Exhibit 99.1

                     [Letterhead of Abercrombie & Fitch Co.]


EMBARGOED FOR RELEASE AT 4:05 p.m. EST 2/17/98


         ABERCROMBIE & FITCH REPORTS 70% INCREASE IN FOURTH QUARTER 1997 EARNINGS PER SHARE ON A 23% INCREASE IN COMPARABLE STORE SALES

        ABERCROMBIE & FITCH TO BECOME A FULLY INDEPENDENT PUBLIC COMPANY


Columbus, Ohio, February 17, 1998 -- Abercrombie & Fitch Co. (NYSE: ANF) today reported that diluted earnings per share for the fourth quarter ended January 31, 1998, increased 70% to $.68, compared to $.40 per share last year. Net sales for the fourth quarter increased 52% to $212.1 million from $139.2 million last year. Comparable stores sales increased 23% in the fourth quarter. Operating income increased 67% to $59.1 million compared to $35.3 million for the same quarter last year. Net income increased 72% for the quarter to $35.3 million compared to net income of $20.5 million last year.

Abercrombie & Fitch Co. also reported that diluted earnings per share for the year ended January 31, 1998, increased 96% to $.94, compared to an adjusted $.48 per share last year. Net sales for the year increased 56% to $521.6 million. Comparable store sales for the full year increased 21%. Operating income for the full year increased 83% to $84.1 million, compared to $46.0 million last year.

The adjusted results for the prior year period presented reflect: 1.) 51.05 million shares outstanding 2.) interest expense on the Company's seasonal borrowing and 3.) interest expense on the Company's ongoing capital structure, excluding interest expense on the Company's $150 million credit agreement, which agreement was repaid in the fourth quarter of 1996.

Today, Abercrombie & Fitch Co. filed a registration statement with the Securities and Exchange Commission relating to a tax-free exchange offer which is intended to establish the Company as a fully independent public company.

Mike Jeffries, President and CEO, said "Needless to say, we are excited about this opportunity to become a fully independent public company. Our 22nd consecutive quarter of improved earnings is reflective of all our associates' continued commitment to and passion for the Abercrombie & Fitch brand. It is the continued focus on the development and growth of our brand that will enhance A&F shareholder value."

Abercrombie & Fitch is a lifestyle brand which, at the end of the fourth quarter, operated 156 stores and published the A&F Quarterly.

For further information, please contact:             Tom Katzenmeyer

                                                     Abercrombie & Fitch, Inc.

                                                     614-415-7076